Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Appointment of New Board Member Thomas J. Kenny

COLUMBUS, Ga. - February 10, 2015 - Aflac Incorporated today announced the appointment of Thomas J. Kenny to its Board of Directors. The appointment was made at today’s regularly scheduled Board of Directors meeting, filling a vacancy. Kenny’s term will expire at the company’s Annual Meeting of Shareholders in 2015, at which time he will stand for election along with the other director nominees. The Board has also appointed him to serve on the Investment and Investment Risk Committee.

Kenny brings extensive investment management experience to Aflac Incorporated’s Board. Since 2011, he has served as a TIAA-CREF Trustee, and he is currently the chair of the TIAA-CREF Funds Investment Committees. He also serves on the TIAA-CREF Funds Operations Committees. Prior to his role at CREF, Kenny held a variety of leadership positions at Goldman Sachs for 12 years, most recently serving as partner and advisory director. He also held the position of co-head of Global Cash and Fixed Income Portfolio team at Goldman Sachs Asset Management, where he was responsible for overseeing the management of more than $600 billion in assets across multiple strategies with teams in London, Tokyo and New York. Before joining Goldman Sachs, Kenny spent 13 years at Franklin Templeton. He received a Bachelor of Arts degree from the University of California, Santa Barbara, and a master’s degree in finance from Golden Gate University. He is a CFA charterholder.

“Tom’s extensive experience in investment management and financial markets makes him an outstanding addition to Aflac Incorporated’s Board of Directors. In his previous role as an advisor to the Investment and Investment Risk Committee of Aflac’s Board of Directors from 2012 to early 2015, Tom proved to be a valuable asset. Aflac is fortunate to have him on the Board and will benefit further from his expertise,” said Daniel P. Amos, chairman and chief executive officer of Aflac Incorporated.

About Aflac

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day Pay initiative, Aflac U.S. can receive, process, approve and disburse payment to policyholders for eligible claims within one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For eight consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2014, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 16th consecutive year. Also, in 2014, Fortune magazine included Aflac on its list of Most Admired Companies for the 13th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day Pay, visit aflac.com or espanol.aflac.com.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com

Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com